For Immediate Release      Contact: AF1 Public Relations

July 24 2019     702-908-0018

www.growcapitalinc.com

Grow Capital, Inc Formally Acquires Bombshell Technologies

Henderson, NV  — Grow Capital, Inc (OTCPK:GRWC) (GRWC) today filed an 8-K with the Securities and Exchange Commission to announce their acquisition of Bombshell Technologies.

“We identified our first acquisition in the FinTech space, stayed the course of our strategy and are proud to report this deal is closed,” said CEO Jonathan Bonnette.

The valuation of Bombshell Technologies was determined by a third party independent auditor to be $9,030,000. Grow Capital purchased the company in stock for the share price of $0.08159 per share, plus possible additional earn-out consideration of as much as $3,000,000 in additional shares at the same price over the next three years. The price was determined using the thirty (30) day volume weighted average price (the “VWAP”) calculated through March 12, 2019, the effective date of the letter of intent for the Exchange.

GRWC now owns 100 percent of the shares of Bombshell Technologies, a premier software development service provider with a focus on the financial services sector. Bombshell Technologies has operations in both Nevada and Louisiana. Bombshell Technologies provides software to several massive financial services organizations and leads the way on innovative industry-specific solutions for sales teams and management.

Bombshell’s current software suite delivers customized back office compliance, sophisticated multi-pay commission processing, and revolutionized new client application submission system, along with digital engagement marketing services centric to financial services.

 “Bombshell’s team and business model is ripe for growth,” said chairman of GRWC James Olson. “We are now formally a FinTech holding company and following the exact plan we’ve outlined. This provides evidence to our stakeholders we follow through on our plans and commitments.”

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Learn more about Bombshell Technologies suite of products here: www.bombshelltechnologies.com

About Grow Capital, Inc: Grow Capital, Inc is a publicly traded company listed under the symbol GRWC.  Formally Grow Condos, we have announced new leadership, rebranded, relocated our headquarters and have expanded into acquiring and developing the best professional technology and financial services companies.

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Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital, Inc’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”seek”, “grow” “plan” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital, Inc’s filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.